POLAROID
CORPORATION

NOTICE TO
POLAROID
RETIREMENT
SAVINGS PLAN
PARTICIPANTS
AND 2001 PROXY
STATEMENT

Polaroid Corporation
784 Memorial Drive
Cambridge, Massachusetts 02139

April 10, 2001

To Polaroid Employee Benefit Plan Participants:

This booklet contains important information to assist you in voting as a participant in the Polaroid Retirement Savings Plan, which includes the ESOP Fund and the Common Stock Fund. You should refer also to the Company's Annual Report for 2000 and the voting instructions card enclosed with this booklet.

The Company's Annual Meeting will be held on Tuesday, May 8, 2001 for the following purposes:

1. To elect ten directors to serve until the next Annual Meeting of Stockholders.

2. To consider and act upon the Polaroid Stock Incentive Plan, recommended by the Board of Directors.

3. To ratify the appointment of KPMG LLP as independent auditors of the Company for 2001, recommended by the Board of Directors.

4.  To conduct such other business as may properly come before the meeting.

State Street Bank is the Trustee for this stock and will vote at the Annual Meeting on your behalf. You have a right to instruct the Plan Trustee as a "named fiduciary" on how to vote your stock. These instructions are confidential. No one from Polaroid will know your decision. Subject to the Trustee's responsibilities under the plans, your shares and fractions of shares will be voted in accordance with your instructions received either electronically via the Internet or telephone, or on the enclosed voting instructions card. If voting instructions have not been received, your shares will be voted in the same proportion as the shares of other participants from whom instructions are received. Unallocated ESOP shares will be voted in the same proportion as the voting of shares allocated to ESOP participants' accounts.

Sincerely yours,

/s/ Neal D. Goldman

Neal D. Goldman
Senior Vice President, General Counsel and Secretary

YOU MUST MAKE SURE YOUR VOTING INSTRUCTIONS ARE MAILED IN SUFFICIENT TIME TO BE RECEIVED BY NOON ON MAY 6, 2001. WE URGE YOU TO VOTE EITHER ELECTRONICALLY OR BY TELEPHONE, OR BY MARKING, SIGNING AND DATING THE ENCLOSED VOTING INSTRUCTIONS CARD AND RETURNING IT IN THE ENVELOPE PROVIDED NOT LATER THAN APRIL 30, 2001.

Polaroid Corporation
784 Memorial Drive
Cambridge, Massachusetts 02139

April 10, 2001

To Our Stockholders:

You are cordially invited to attend the Company's 2001 Annual Meeting on Tuesday, May 8, 2001, at 3:00 p.m. at the American Academy of Arts and Sciences, Cambridge, Massachusetts (entrance located at 200 Beacon Street, Somerville, Massachusetts--see map on back page).

The principal items of business will be the election of directors, approval of the Polaroid Stock Incentive Plan and the ratification of the appointment of independent auditors. I will also report on the progress of the Company during the past year and answer stockholder questions.

The vote of every stockholder is important. You can ensure that your shares are voted at the meeting by signing and dating the enclosed proxy and returning it in the envelope provided, or by casting your vote electronically via the Internet or telephone by following the detailed instructions enclosed. Please note that casting your vote in advance will not prevent you from voting in person at the meeting if you wish to do so. Your cooperation in promptly signing, dating and returning your proxy or casting your vote electronically will be greatly appreciated.

If a broker, bank or other nominee holds your shares, and you would like to attend the meeting, you must bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the meeting, you must obtain from the nominee a proxy issued in your name.

Sincerely yours,

/s/ Gary T. DiCamillo

Gary T. DiCamillo
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING

To the Stockholders:

The Annual Meeting of Stockholders of Polaroid Corporation will be held on Tuesday, May 8, 2001, at 3:00 p.m. at the American Academy of Arts and Sciences, Cambridge, Massachusetts (entrance located at 200 Beacon Street, Somerville, Massachusetts) for the following purposes:

1. To elect ten directors to serve until the next Annual Meeting of Stockholders.

2. To consider and act upon the Polaroid Stock Incentive Plan, recommended by the Board of Directors.

3. To ratify the appointment of KPMG LLP as independent auditors of the Company for 2001, recommended by the Board of Directors.

4.  To conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 12, 2001 are entitled to vote at the meeting.

By order of the Board of Directors,

/s/ Neal D. Goldman

Neal D. Goldman
Senior Vice President, General Counsel and Secretary

April 10, 2001

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE EITHER ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, OR BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY AND RETURNING IT PROMPTLY. THE ENVELOPE PROVIDED REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              POLAROID CORPORATION
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Polaroid Corporation, 784 Memorial Drive, Cambridge, Massachusetts 02139 (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company on Tuesday, May 8, 2001, and any adjournment.

All holders of record of common stock of the Company as of the close of business on March 12, 2001, the record date, are entitled to vote at the meeting. As of that date, 45,967,822 shares of common stock of the Company were outstanding. Each share is entitled to one vote. A favorable vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote is required for the approval of each of the proposals described in this proxy statement other than the election of directors. Directors are elected by a plurality of the votes of the shares of common stock represented in person or by proxy at the meeting and entitled to vote.

If a proxy is signed and not revoked, or is voted via the Internet or telephone, the shares it represents will be voted in accordance with the instructions of the stockholder. Proxies indicating stockholder abstentions will, in accordance with Delaware law, be counted as represented at the meeting for purposes of determining whether there is a quorum present, but will not be voted for or against the proposal. However, the effect of marking a proxy for abstention on any proposal other than for the election of directors has the same effect as a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter.

A stockholder may sign and return a proxy or vote via the Internet or telephone without instructions as to one or more proposals. If the shares represented by the proxy are not held by a broker, the shares will be voted on those proposals in accordance with the recommendations of the Board. If the shares are held by a broker and the broker in turn submits a proxy covering the shares, the shares will, with respect to issues on which the broker is empowered to act, be counted as present at the meeting and voted in accordance with any instructions the broker may give. If a broker submits a proxy without such instructions, the shares will be voted with respect to those issues in accordance with the recommendations of the Board.

At any time before a proxy is voted it may be revoked by the stockholder who submitted it. If you are a holder of record, you may revoke your proxy at any time before it is voted by written notification to the Company's Transfer Agent, BankBoston, N.A., c/o EquiServe L.P., P. O. Box 9381, Boston, Massachusetts 02205-9381, or by submitting a later-dated proxy. If a bank, broker or other nominee beneficially holds your shares in street name, you must contact the nominee to revoke or change your proxy.

For participants in the Company's Automatic Dividend Reinvestment Plan, proxies representing shares of common stock held of record will also represent shares held under that plan.

The approximate date on which this proxy statement and proxy are first being sent to stockholders is April 10, 2001.

ELECTION OF DIRECTORS

At the Annual Meeting, ten directors will be elected to hold office until the next Annual Meeting and until their respective successors are elected and qualify. All nominees have consented to be named in this proxy statement and to serve if elected. All nominees were elected directors at the last Annual Meeting.

The following information is submitted respecting the nominees for election:

                        Gary T. DiCamillo, 50, has been a director since 1995. He is
                        Chairman and Chief Executive Officer of the Company. He is
                        also a director of Pella Corporation, Sheridan Group, 3Com
[LOGO]                  Corporation, and Whirlpool Corporation.

                        Stephen A. Bernazzani, 50, has been a director since 2000.
                        Since 1998 he has been a Senior Engineer for the Company.
                        From 1995 to 1998 he was an Advanced Engineer for the
[LOGO]                  Company.

                        Stephen P. Kaufman, 59, has been a director since 1997. He is Chairman of Arrow Electronics, Inc. (a distributor of
                        semiconductors, computer peripherals and components) and was
                        Chairman and Chief Executive Officer until June 2000. From
                        1986 until mid 1999 he was President and Chief Executive
[LOGO]                  Officer. He is also a director of Harris Corporation.

                        John W. Loose, 59, has been a director since 1994. Since
                        January 2001 he has been President and Chief Executive
                        Officer, Corning, Incorporated (a manufacturer of advanced glass materials and components) and in 2000 was President
                        and Chief Operating Officer. From 1996 to 1999 he was
                        President, Corning Communications, Corning, Incorporated. He
[LOGO]                  is also a director of Corning, Incorporated.

                        Albin F. Moschner, 48, has been a director since 1994. Since
                        1999 he has been President and Chief Executive Officer of
                        OnePoint Services, L.L.C. (a telecommunications company).
                        From 1997 to 1999 he was President and Chief Executive
                        Officer of MilleCom, Inc. (an Internet-based communications company). From 1996 to 1997 he was Vice Chairman of DIBA
                        Inc. (a computer software company). He is also a director of
                        Pella Corporation, Wintrust Financial Corporation, and
[LOGO]                  OnePoint Services, L.L.C.

                        Alfred Poe, 52, has been a director since 2000. He is Chief
                        Executive Officer and President of Testamints, Inc. and
                        Superior Nutrition Corp. (specialty food corporations). From
                        1997 through 1999 he was Chief Executive Officer of
                        MenuDirect Corporation (a provider of specialty meals for
                        people on restricted diets). From 1991 to 1996 he was
                        Corporate Vice President, Campbell Soup Company (a
                        manufacturer and marketer of convenience food products). He
[LOGO]                  is currently a director of State Street Bank Holding Co.

                        Dr. Ralph Z. Sorenson, 67, has been a director since 1984.
                        He currently is Managing General Partner of the Sorenson
                        Limited Partnership (a venture investment and management
                        partnership). Since 1993 he has also been Professor
                        Emeritus, University of Colorado, where he previously served as Dean of the College of Business Administration. He is
                        also a director of Eaton Vance Corporation, Exabyte
                        Corporation, Houghton Mifflin Company, and Whole Foods
[LOGO]                  Market, Inc.

                        Carole F. St. Mark, 58, has been a director since 1998.
                        Since 1997 she has been President of Growth Management, LLC,
                        (a business development and strategic management company).
                        From 1994 to 1997 she was President and Chief Executive
                        Officer of Pitney Bowes Business Services, a unit of Pitney
                        Bowes, Inc. She is currently non-executive director of Royal and SunAlliance Insurance Group PLC, and a director of
[LOGO]                  SuperValu, Inc. and Gerber Scientific, Inc.

                        Bernee D. L. Strom, 53, has been a director since 1996.
                        Since 1990 she has been President and Chief Executive
                        Officer of The Strom Group (an investment and business
                        advisory firm). From July 2000 to February 2001 she was
                        Chairman and Chief Executive Officer of iCopyright.com (a
                        provider of Internet content services). From January to June
                        2000 she was President of InfoSpace.com Ventures, LLC (the
                        venture capital arm of InfoSpace.com, Inc.). From 1998 to
                        1999 she was President and Chief Operating Officer of
                        InfoSpace.com, Inc. (a global provider of information and
                        commerce infrastructure services for wireless devices and
                        web sites). From 1995 to 1997 she was President and Chief
                        Executive Officer of USA Digital Radio Partners, LP (a
                        communication and technology company). She is also a
                        director of Hughes Electronics, ImageX.com, and a member of the Board of Advisors of the J. L. Kellogg Graduate School
[LOGO]                  of Management of Northwestern University.

                        Alfred M. Zeien, 71, has been a director since 1985. He has been retired since 1999. From 1991 to 1999, he was Chairman of the Board and Chief Executive Officer of The Gillette
                        Company (a manufacturer of consumer products). He is also a director of EMC Corporation, The Gillette Company,
                        Massachusetts Mutual Life Insurance Company, and Raytheon
[LOGO]                  Company.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information with respect to shares of common stock owned by beneficial owners of more than 5% of the outstanding common stock of the Company as of December 31, 2000 and (i) the CEO and the four other most highly compensated executive officers of the Company during 2000;
(ii) each director of the Company; and (iii) all Directors and Executive Officers as a Group as of January 24, 2001, unless otherwise noted. Individuals have sole voting and investment power with regard to the stock unless otherwise indicated in the footnotes.

                                                      Common Stock                  Percent of
Name                                            Beneficially Owned(1)(2)              Class
----------------------------------------------------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
Gary T. DiCamillo                                        103,454(3)                       *
Judith G. Boynton                                         40,667                          *
John R. Jenkins                                           13,775                          *
Sandra B. Lawrence                                         9,917                          *
Ian J. Shiers                                              6,373                          *
Stephen A. Bernazzani                                      3,697                          *
Dr. Ralph E. Gomory                                       26,089(4)                       *
Stephen P. Kaufman                                        12,929                          *
John W. Loose                                             29,889                          *
Albin F. Moschner                                         25,144                          *
Alfred Poe                                                 1,723                          *
Dr. Ralph Z. Sorenson                                     12,089                          *
Carole F. St. Mark                                         9,451                          *
Bernee D. L. Strom                                        14,989                          *
Alfred M. Zeien                                           61,889                          *
All Directors and Executive Officers as a
  Group  (18 persons)                                    402,510                          *

FIVE PERCENT OWNERS
State Street Bank and Trust Company
  225 Franklin Street
  Boston, Massachusetts 02110                          7,847,511(5)                    17.1%
Oppenheimer Funds Inc.
  Two World Trade Center, 34th Floor
  New York, New York 10048-0203                        5,612,000(6)                    12.2%
Mellon Financial Corporation
  One Mellon Bank Center
  500 Grant Street
  Pittsburgh, Pennsylvania 15258-0001                  2,389,900(7)                     5.2%
----------------------------------------------------------------------------------------------

*   Less than 1%

(1) The number of shares set forth opposite the name of each director includes the following numbers of shares obtainable upon the exercise of stock options under the Polaroid Board of Directors Stock Plan within 60 days of January 24, 2001 (March 25, 2001): Dr. Gomory 13,000; Mr. Loose 13,000;
    Mr. Moschner 13,000; Ms. Strom 11,000; Dr. Sorenson 10,000; Mr. Zeien 10,000; Mr. Kaufman 8,750; Ms. St. Mark 6,500; Mr. Poe 1,000; and 86,250 for
    all Directors and Executive Officers as a Group.

(2) Includes the following numbers of allocated shares under the Polaroid Retirement Savings Plan: 1,022 for Mr. DiCamillo; 3,697 for Mr. Bernazzani; 1,038 for Ms. Boynton; 4,768 for Mr. Jenkins;

    4,527 for Ms. Lawrence; 0 for Mr. Shiers; and 15,052 for all Directors and named Executive Officers as a Group.

(3) Mr. DiCamillo disclaims beneficial ownership of 8,000 shares held in trust for his children under the Uniform Gifts to Minors Act.

(4) Retiring member of the Board of Directors.

(5) As reported on the State Street Bank and Trust Company Schedule 13G, State Street Bank and Trust Company ("State Street") beneficially owned 7,847,511 shares as trustee of the Polaroid Retirement Savings Plan. State Street also held 353,232 shares in various other fiduciary capacities, with sole voting power for 321,709 shares, shared voting power for 0 shares, sole investment power for 338,740 shares and shared investment power for 14,492 shares.

(6) As reported on Amended Schedule 13G filed by OppenheimerFunds, Inc. ("OFI") on behalf of OFI and Oppenheimer Global Growth and Income Fund, Oppenheimer Global Growth and Income Fund has sole power to vote or to direct the vote over 5,500,000 shares, shared power to vote or to direct the vote over 0 shares, sole power to dispose or to direct the disposition over 0 shares and shared power to dispose or to direct the disposition of 5,500,000 shares. The respective boards of directors or trustees of Oppenheimer Global Growth and Income Fund and the other registered investment companies managed by OFI that own shares of the issuer can direct the disposition of dividends received by such funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the boards of directors or trustees of such funds; however, the boards of directors or trustees of such funds have delegated this responsibility to OFI as the funds' investment advisor under the respective investment advisory agreements. OFI has shared power to dispose or to direct the disposition of 5,612,000 shares by virtue of their arrangements with such funds. OFI disclaims ownership of such securities, except as expressly stated herein.

(7) As reported on Mellon Financial Corporation Amended Schedule 13G, Mellon Financial Corporation and its subsidiaries hold such shares in various fiduciary capacities and have sole power to vote or to direct the vote over 1,879,425 shares, shared power to vote or to direct the vote over 67,700 shares, sole power to dispose or to direct the disposition over 2,366,224 shares and shared power to dispose or to direct the disposition of 10,167 shares.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The EXECUTIVE COMMITTEE, which met two times in 2000, may meet between scheduled meetings of the Board of Directors, and has the authority to exercise all the powers of the Board except as to matters for which Board action is specifically required by law or the Company's by-laws. Members are: Gary T. DiCamillo (Chairman), Dr. Ralph E. Gomory, John W. Loose, Albin F. Moschner, and Alfred M. Zeien.

The AUDIT COMMITTEE, which met three times in 2000 and held three additional conference calls regarding the interim financial statements, monitors the adequacy and effectiveness of the internal and external audit functions, the system of internal accounting controls, financial accounting and reporting, and the adequacy and effectiveness of systems for ensuring compliance with federal, state and local laws and regulations. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A to this proxy statement. Members are: Dr. Ralph E. Gomory (Chairman), John W. Loose, Alfred Poe, Dr. Ralph Z. Sorenson, and
Carole F. St. Mark.

The FINANCE COMMITTEE, which met five times in 2000, is responsible for the review and consideration of corporate finances, including the issuance or purchase of equity securities and credit facilities for principal amounts between $100 million and $200 million; approval of capital expenditures, individual lease obligations, and third party guarantees between $10 million and $50 million;

acquisitions and disposals of businesses, products or technologies having a market value between $25 million and $100 million; approval of all material contracts relating to corporate finances not entered into in the normal course of business; and the Company's dividend and buyback policy. Members are: Albin
F. Moschner (Chairman), Stephen A. Bernazzani, Dr. Ralph E. Gomory, Stephen P. Kaufman, and Bernee D. L. Strom.

The HUMAN RESOURCES COMMITTEE, which met five times during 2000, reviews and authorizes remuneration of the Company's officers and other senior personnel, conducts the performance evaluation of the CEO and recommends appropriate action to the Committee of Outside Directors, develops CEO succession planning for review by the Committee of Outside Directors, administers the Company's stock compensation plans, and proposes the adoption of various employee benefit plans. Members are: John W. Loose (Chairman), Albin F. Moschner, Dr. Ralph Z. Sorenson, Bernee D. L. Strom, and Alfred M. Zeien.

The GOVERNANCE COMMITTEE, which met three times in 2000, formulates and recommends governance standards to the Board. The Committee also approves political contributions; monitors the Board's independence; provides guidance with respect to the Board's effectiveness; determines the fee structure, size, and composition of the Board; establishes performance criteria for the CEO; and reviews director nominees. The Committee will consider director nominations made by the Company's stockholders. Stockholder recommendations must be in writing, addressed to the Corporate Secretary at the address set forth at the beginning of this proxy statement, and should include a statement describing the qualifications and experience of the proposed candidate and the basis for nomination. Members are: Alfred M. Zeien (Chairman), Stephen P. Kaufman, Alfred Poe, and Carole F. St. Mark.

The COMMITTEE OF OUTSIDE DIRECTORS, which met one time during 2000, evaluates the performance of the Company and the CEO. The Committee also establishes CEO succession planning and determines compensation of the CEO based upon recommendations from the Human Resources Committee. Members are the non-employee directors: Alfred M. Zeien (Chairman), Dr. Ralph E. Gomory, Stephen P. Kaufman, John W. Loose, Albin F. Moschner, Alfred Poe, Dr. Ralph Z. Sorenson, Carole F. St. Mark, and Bernee D. L. Strom.

During 2000, the average attendance of directors at meetings of the Board of Directors was 94%. All current directors attended 75% or more of the aggregate of the meetings of the Board and meetings of Committees of the Board on which they served.

Dr. Ralph E. Gomory will be retiring from the Board of Directors.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Directors' fees are paid only to directors who are not employees of the Company. Each such director is paid a retainer of $35,000 per year, of which $15,000 is granted as unrestricted common stock. This stock grant is based on the fair market price of common stock on May 1st of each year. Other compensation paid to directors includes $5,000 per year for the Chairperson of each Committee, $1,500 for each Board or Committee meeting a director attends, and may include, from time to time, a similar additional fee for other meetings with management.

Pursuant to the terms of the Polaroid Board of Directors Stock Plan, a one-time grant of an option to purchase 3,000 shares of common stock was made to each non-employee director on April 24, 1990, or, if later, the date the director joined the Board. Options are valued at the fair market value on the date of grant. In addition, a one-time grant of an option to purchase 2,000 shares of common stock was awarded to each non-employee director who was a director on July 25, 1995.

Polaroid has had a Board of Directors Retirement Plan for each retired non-employee director who has served for at least five years. This plan is available to current retirees. Future accruals under this plan have now ceased. In its place, under the Board of Directors Stock Plan, members of the Board of Directors receive annual stock option grants on May 1st of each year valued at $35,000 which vest one year from the grant date and are exercisable for ten years from date of grant.

BOARD PROPOSAL--TO APPROVE THE POLAROID STOCK INCENTIVE PLAN

Subject to stockholder approval, the Board of Directors has approved the adoption of the Polaroid Stock Incentive Plan (the "Plan").

Approval of the Polaroid Stock Incentive Plan will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote.

The Board of Directors believes that the Plan will advance the interests of the Company and the stockholders by affording officers, executives and other key employees of the Company and its subsidiaries, as well as selected consultants and advisors, an opportunity to increase their proprietary interest in the Company. The Board of Directors has approved the adoption of this new Plan because the number of shares remaining under the 1993 Polaroid Stock Incentive Plan (the "1993 Plan") is insufficient to permit awards the Company would expect to make in future years pursuant to its normal compensation practices. As of December 31, 2000, approximately 3.2 million shares of common stock remained available for grant pursuant to the 1993 Plan.

Accordingly, the Board of Directors has adopted the Plan, effective March 12, 2001, subject to the approval of the stockholders, which, among other things, makes 3 million shares of common stock available for future grants. The Plan also provides the Board of Directors with the ability to grant awards subject to the achievement of specified performance goals and make other changes intended to conform to the requirements of certain provisions of the Securities Exchange Act of 1934 and of the Internal Revenue Code of 1986 (the "Code").

The Company, through the Plan, seeks to motivate employees and to attract highly competent individuals whose judgment, initiative and continuing effort will contribute to the success of the Company. The following summary of the material features of the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan terms.

GENERAL

Subject to adjustment provisions described below, the maximum number of shares of common stock and common stock equivalents which may be granted in the future to participants under all forms of awards shall not exceed 3 million plus the remaining shares currently available for grant under the 1993 Plan and the number of shares that become available under this Plan or its predecessor plans due to the lapse, termination or forfeiture of grants. The shares to be issued under the Plan may be either treasury shares or newly issued shares. Any shares subject to a grant under the Plan that lapse or are terminated or forfeited for any reason prior to exercise may be made subject to subsequent grants under the Plan, provided that no monetary benefits of ownership therefrom, such as dividends, were received by the former grantee. At December 31, 2000, under the 1993 Plan approximately 2.6 million shares of common stock (including restricted stock) had been issued; there were outstanding performance awards and options of approximately 3.7 million shares.

The Human Resources Committee (the "Committee") will administer the Plan and will consist of members of the Board of Directors who are not employees of the Company. Within the limits of the Plan, the Committee determines the amounts, times, forms, terms and conditions of grants under the Plan. The Committee is not authorized under the Plan to reprice an option or otherwise to issue a new option in exchange for one with a higher exercise price. Participation in the Plan is determined by the Committee and is limited to officers, executives, and other key employees, as well as selected consultants and other independent contractors. Approximately 400 employees of the Company and subsidiaries are currently eligible to participate in the Plan, of which there are approximately 20 officers and 200 executives. The cost of Plan administration and Plan benefit payments will be borne solely by the Company. Generally, no member of the Board of Directors or the Committee will be liable for any action or determination taken or made with respect to the

Plan. In addition, the Company will indemnify the Board of Directors and the Committee against any losses in connection with administration of the Plan.

As a condition to any grant under the Plan, each participant must enter into an agreement containing such terms and conditions relating to such grant as shall be determined by the Committee consistent with the Plan. In addition, the Committee may from time to time establish procedures governing the administration of the Plan and terms and conditions related to the grant of awards under the Plan.

The Board of Directors may at any time amend, suspend or terminate the Plan without stockholder approval or approval of participants, except that
(i) stockholder approval is required if any action may increase the total number of shares of common stock subject to the Plan (other than pursuant to the adjustment provisions of the Plan) and (ii) as described below, the approval of participants is required if certain modifications are to be made following an event effectively constituting a change in control of the Company.

In the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up or stock dividend, the Committee will make such adjustments, if any, to outstanding grants and the Plan as it deems appropriate.

The Plan permits the Committee to determine, at the time of each grant, whether, when, and how dividends will be paid in respect of such grant.

The Plan contains provisions to enable the Company to satisfy its tax withholding obligations pursuant to such arrangements as are satisfactory to the Committee. The Committee may permit participants to pay such taxes through the tender of cash or securities or the withholding of common stock or cash to be received through grants or any other arrangement satisfactory to the Committee.

Grants under the Plan that are otherwise subject to vesting over a period of time can, under certain circumstances, become fully and immediately exercisable or can cease to be subject to applicable restrictions upon certain events effectively constituting a change in control of the Company. Such events (the date on which any such event occurs is referred to as a "Trigger Date") include, at present (i) a change in control within the meaning of certain federal securities laws; (ii) a specified change in composition of the Company's Board of Directors within two years following the acquisition by a person or group (other than a subsidiary of the Company or an employee benefit plan of the Company or any of its subsidiaries) of 20% or more of the outstanding common stock; (iii) following such an acquisition of 20% or more of the outstanding common stock, a merger or consolidation involving the Company or a disposition by the Company and its subsidiaries of a major part of the assets of the Company and its subsidiaries; (iv) the acquisition by a person or group (other than a subsidiary of the Company or an employee benefit plan of the Company or any of its subsidiaries) of 30% or more of the outstanding common stock; (v) the date stockholders approve either the liquidation of the Company or disposition of substantially all its assets; or (vi) the date stockholders approve any merger or consolidation other than one in which at least 50% of the voting securities of the Company immediately prior thereto remain viable.

The Plan also provides that upon the occurrence of a Trigger Date participants have a 90-day period during which they may settle outstanding grants for cash. In the case of an award granted less than six months prior to the Trigger Date to a participant subject to the restrictions imposed under Section 16(b) of the Securities Exchange Act of 1934, the period during which grants could be so settled would be from the Trigger Date until 90 days after the end of the six-month period following the later of the approval date and the date such award was granted. Such cash settlements would be made pursuant to provisions designed to give participants the benefit of the higher of (i) the highest price paid or to be paid for shares of common stock in connection with the events related to the occurrence of the Trigger Date and
(ii) the highest market price for shares of common stock during the period beginning 90 days prior to the Trigger Date and ending on the date a participant elects to exercise such cash settlement right. Such cash settlement rights of a participant may be exercised notwithstanding the termination of the participant's employment with the Company. Any termination or modification of the Plan after a Trigger Date may not adversely affect the cash settlement rights of a participant in respect of such Trigger Date without such participant's consent. The Committee may, prior to a Trigger Date, provide that such cash settlement rights shall automatically be deemed exercised upon the occurrence of a Trigger Date. The provision of such cash settlement rights in respect of grants under the Plan will not reduce the number of shares and share equivalents available for grants under the Plan.

The change in control provisions in the Plan may cause a possible merger, takeover of the Company, acquisition of control of the Company by a principal stockholder or change in management to be more expensive than it would be in the absence of such provision.

OPTIONS

Options granted under the Plan may be Incentive Stock Options ("ISOs"), as defined in Section 422 of the Code, or options not qualifying for treatment as ISOs ("Nonqualified Options"). The Committee determines the recipients of options and the terms of the options, including the number of shares for which an option is granted, the term of the option and the time(s) when the option can be exercised. Restrictions on the exercise of an option may at the discretion of the Committee be contained in the agreement with the participant or in the Committee's procedures. Each ISO must comply with all the requirements of
Section 422 of the Code. The Committee may in its discretion waive any condition or restriction on the exercise of an option and may accelerate the time at which any option is exercisable, but it cannot reprice an option.

The price per share of common stock subject to an option (the "Option Price") is set by the Committee. In the case of ISOs, the Option Prices shall not be less than the fair market value of common stock (generally determined to be the mean between the highest and lowest sales prices reflected in the New York Stock Exchange Composite Transaction Index) on the date of the grant of the ISOs. As of March 12, 2001, the last sale price of a share of common stock as reflected on the New York Stock Exchange Composite Index was $4.80. The Committee also determines the manner in which the Option Price of an option may be paid, which may include the tender of cash or securities or the withholding of common stock or cash to be received through grants or any other arrangement satisfactory to the Committee. In addition, no participant may be granted an option under this Plan covering more than 1 million shares of common stock in any one calendar year. Options are not transferable except by will or the laws of descent and distribution.

SARS

In the discretion of the Committee, stock appreciation rights ("SARs") may be granted separately or in tandem with the grant of an option. An SAR is a grant entitling the participant to receive an amount in cash or shares of common stock or a combination thereof, as the Committee may determine, having a value equal to (or if the Committee shall determine at the time of grant, less than) the excess of (i) the fair market value on the date of exercise of the shares of common stock with respect to which the SAR is exercised over (ii) the fair market value of such shares on the date of the grant (or over the Option Price, if the SAR is granted in tandem with an Option).

An SAR granted in tandem with a Nonqualified Stock Option may be granted either at or after the time of the grant of the Nonqualified Stock Option. An SAR granted in tandem with an ISO may be granted only at the time of the grant of the ISO. An SAR granted in tandem with an option terminates and is no longer exercisable upon the termination or exercise of the related option.

Subject to the limitations set forth in the Plan, SARs shall be subject to such terms and conditions as shall be determined from time to time by the Committee. The Committee at any time may accelerate the exercisability of any SAR and otherwise waive or amend any conditions to the grant of an SAR.

SARs are not transferable except by will or the laws of descent and distribution. In addition, no participant may be granted a Stock Appreciation Right under this Plan covering more than 1 million shares of common stock in any one calendar year.

RESTRICTED STOCK

The Plan provides that the Committee will have discretion to make grants of restricted stock. A restricted stock grant entitles the recipient to acquire, at no cost or for a purchase price determined by the Committee on the date of the grant (as determined by the Committee), shares of common stock subject to such restrictions and conditions as the Committee may determine at the time of the grant. Upon (i) the grant of restricted stock (or upon payment of the purchase price for restricted stock if a purchase price is required) and (ii) recording of the restricted stock in the stock ledger of the Company, the recipient may have all the rights of a stockholder with respect to the restricted stock, including voting and dividend rights. A grant of restricted stock will be subject to non-transferability restrictions, Company repurchase and forfeiture provisions and such other conditions (including conditions on voting and dividends) as the Committee shall impose at the time of grant. Shares of restricted stock may not be transferred or otherwise disposed of except as specifically provided for in the Plan.

Upon the grant of a restricted stock award, the Committee shall specify the conditions, if any, to be met in order for the restrictions on the shares subject to the grant to lapse and/or the date(s) when the restrictions will lapse. Restrictions may include vesting restrictions based upon matters such as timing, but could also relate to other matters. Subsequent to the lapse of all restrictions on the shares of restricted stock, such shares shall cease to be restricted stock and shall be deemed "vested." The Committee may in its discretion waive any condition or restriction related to a grant of restricted stock or accelerate the date(s) on which a grant of restricted stock vests.

In the event of termination of employment of a participant for any reason prior to shares of restricted stock becoming vested, the Company has the right, in the discretion of the Committee, to repurchase such shares at their purchase price, or to require forfeiture of such shares if acquired at no cost. In addition, no participant may be granted restricted stock under this Plan covering more than 1 million shares of common stock in any one calendar year.

PERFORMANCE AWARDS

Performance Awards consist of grants made to an eligible person subject to the attainment of one or more performance goals. A Performance Award will be payable solely upon the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate, and
(ii) the passage of 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the individual, one or more business units of the Company or the Company as a whole, and may include one or more of the following: increased revenue; net income; earnings before interest, taxes, depreciation and amortization; other earnings measures; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures. Subject to the foregoing, the terms, conditions and limitations applicable to any Performance Award will be determined by the Committee. Any Performance Awards granted under the Plan will be limited so that no employee may be granted Performance Awards consisting of cash or in any other form permitted thereunder (other than any Awards consisting of options or other stock-based awards not designed to be Performance Awards) in respect of any one-year period having a value determined on the date of grant in excess of two hundred fifty percent (250%) of the employee's base pay for such year.

OTHER AWARDS

In addition to options, SARs, restricted stock, and Performance Awards, the Plan permits the Committee to grant cash awards. The form and terms of any such cash awards, as well as the terms and conditions of the grant of any such awards, will be determined by the Committee and set forth in the agreements entered into with participants and in the Committee's procedures. Although the Committee has not previously granted awards other than options, restricted stock and Performance Awards, future circumstances could result in other forms of awards being granted by the Committee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following summary generally describes the principal federal income tax consequences of awards made pursuant to the Plan. It is general in nature and is not intended to cover all tax consequences that may apply to the Company or a particular participant. The provisions of the Code and the regulations thereunder relating to these matters are complicated, and their impact in any one case may depend upon the particular circumstances. In each case as noted below, the Company's right to a deduction will be limited to the extent that the amount paid or incurred represents reasonable compensation and an ordinary and necessary business expense.

OPTIONS. In general, the grant of a Nonqualified Option will not result in taxable income to the recipient or a deduction to the Company for federal income tax purposes. Upon exercise of a Nonqualified Option, the Company will be entitled to a tax deduction for federal income tax purposes, and the option holder will recognize ordinary income. The amount of such deduction and income will generally equal the amount by which the fair market value of the shares acquired on the date the option is exercised exceeds the option exercise price of such shares if the shares issued upon such exercise are transferable and not subject to a substantial risk of forfeiture at such time. In general, the stock issued on exercise of an option granted under the Plan will be transferable and not subject to a substantial risk of forfeiture at the time issued. If an option is exercised through the use of stock previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. Any difference between the basis of the stock acquired through the exercise of a Nonqualified Option (the option exercise price plus the ordinary income recognized) and the amount realized upon a subsequent sale of such shares will generally be treated as a short-term or long-term capital gain or loss, depending on the length of the period such shares are held prior to sale.

STOCK APPRECIATION RIGHTS. For federal income tax purposes, the grant of a stock appreciation right ("SAR") will generally not result in taxable income to the recipient or a tax deduction to the Company. Upon exercise, the amount of any cash and the fair market value of any shares received by the holder, less cash or other consideration paid (if any), is taxed to the holder as ordinary income and the Company will receive a corresponding income tax deduction.

RESTRICTED SHARES. Generally, the award of restricted shares will not result in taxable income to the recipient or a tax deduction to the Company for federal income tax purposes. Upon expiration of the restriction period applicable to the restricted shares awarded, the fair market value of such shares at such expiration date, plus the amount of any retained distributions and unpaid dividend equivalents on such shares and any other cash amount awarded in connection therewith, less cash or other consideration paid (if any), will be included in the holder's ordinary income as compensation; except that, in the case of restricted shares issued at the beginning of the applicable restriction period, the holder may elect to include in his or her ordinary income as compensation at the time the restricted shares are awarded, the fair market value of such shares at such time, less any amount paid therefor. Unless such an election is made, any cash dividends or other distributions paid with respect to restricted shares prior to expiration of the applicable restricted period will be included in the recipient's ordinary income as compensation at the time of receipt.

PERFORMANCE AWARDS. A recipient will recognize ordinary income upon receipt of cash pursuant to a Performance Award, or, if earlier, at the time such cash is otherwise made available for the eligible person to draw upon it. In general, a recipient will recognize ordinary income as a result of the receipt of stock pursuant to a Performance Award in an amount equal to the fair market value of the stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the recipient will recognize ordinary income in an amount equal to the fair market value of the stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the recipient makes an election to be taxed on the fair market value of the stock when such stock is received.

INCENTIVE STOCK OPTIONS. The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the employment requirements specified in the Code are satisfied, although such exercise may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss, assuming the shares represent a capital asset in the participant's hands. The statutory holding period is the later of two years from the date the option is granted or one year from the date the common stock is transferred to the participant pursuant to the exercise of the option. If the employment and statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the common stock received upon exercise. If these requirements are not satisfied, the amount of ordinary income taxable to the participant is the lesser of (i) the fair market value of common stock on the date of the exercise (or later tax recognition date) minus the Option Price, or
(ii) the amount realized on disposition minus the Option Price. The Company may deduct for federal income tax purposes an amount equal to the ordinary income so realized by the participant.

UNRESTRICTED STOCK AND OTHER AWARDS. Generally, a grant of unrestricted stock will result in ordinary income to the recipient and a federal tax deduction to the Company in the amount of the fair market value of the stock issued on the date of issuance, less any consideration paid therefor. In the case of a cash award, the cash payment will result in ordinary income to the recipient and a corresponding tax deduction to the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS BOARD PROPOSAL.

BOARD PROPOSAL--TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Subject to stockholder ratification, the Board of Directors has appointed KPMG LLP as the independent auditors of the financial statements of the Company for 2001.

KPMG LLP has performed audit and non-audit services for the Company for many years. Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions. If the appointment of KPMG LLP is not approved by the shareholders, or KPMG LLP ceases to act as the Company's independent auditors, the Board will appoint other independent auditors. The engagement of new auditors for periods following the year 2002 Annual Meeting will be subject to ratification by the stockholders at that meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS BOARD PROPOSAL.

AUDIT COMMITTEE REPORT

FUNCTION AND REPORT

The Audit Committee (the "Committee") of the Board of Directors serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations and the Company's Code of Ethics. The Committee monitors the adequacy and effectiveness of the internal and external audit functions, the system of internal accounting controls, financial accounting and reporting, and the adequacy and effectiveness of systems for ensuring compliance with federal, state, and local laws and regulations. Specifically, the Committee reviews, with KPMG LLP present, the financial statements prepared by the Company's management. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's financial statements to generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors' independence. The Audit Committee has considered whether the provision of service rendered by KPMG LLP described under the caption "All Other Fees" below is compatible with maintaining KPMG LLP's independence.

4. Based on the review and discussions above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Polaroid Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

INDEPENDENT AUDITORS' FEES

The following table sets forth the aggregate fees billed to Polaroid Corporation for the fiscal year ended December 31, 2000 by the Company's independent accounting firm, KPMG LLP:

Audit Fees                                                    $1,301,344
Financial Information Systems
Design and Implementation Fees                                         0
All Other Fees
  (includes statutory audits and
  tax services)                                                  430,193
                                                              ----------
Total Fees                                                    $1,731,537
                                                              ==========

The Audit Committee operates under a written charter, adopted by the Board of Directors of the Company, a copy of which is attached as Exhibit A to this proxy statement. Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Submitted by the Audit Committee:

    Dr. Ralph E. Gomory, Chairman
    John W. Loose
    Alfred Poe
    Dr. Ralph Z. Sorenson
    Carole F. St. Mark

EXECUTIVE COMPENSATION
HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee (the "Committee") of the Board of Directors acts as the compensation committee of the Company. The Committee is comprised entirely of Board members who are independent, non-employee directors of the Company. None of the members of the Committee receives remuneration from the Company in any capacity other than as a director. The Committee is responsible for the Company's executive compensation policies and practices and for the actual pay structure for the executive officers of the Company. It also makes recommendations to the Board of Directors on the compensation paid to the CEO. The Committee of Outside Directors has final approval on the CEO's compensation package.

COMPENSATION PHILOSOPHY & STRATEGY

One of the essential elements of the Company's compensation philosophy is to align the interests of the CEO, executive officers and key employees with the interests of stockholders. This objective is being achieved in two ways. First, the compensation program is designed to attract and retain outstanding executives and to motivate these individuals to achieve superior levels of performance and thereby maximize stockholder value. The total compensation package is designed to provide a significant percentage of executive compensation through variable programs such as the bonus plan and stock-based, long-term incentive programs which link executive rewards to long-term stockholder rewards. The variable proportion of an executive's compensation opportunity increases at each higher level of management. Second, stock ownership guidelines developed by the Board of Directors require that over time the CEO owns common stock valued at five times base pay, corporate officers at three times base pay, and other executives at one times base pay.

The Committee reviews the compensation standards of a group of sixteen comparison companies. The companies included in the comparison group represent a cross-section of general industry, with a focus on consumer products companies. Three of those companies are included in the industry index used by the Company in the Performance Graph at the end of this booklet. The Committee uses an average of the comparison group's compensation information to provide a basis for comparison and relies upon an independent consultant to provide the comparative data which has been adjusted based on annual sales volumes.

COMPONENTS OF EXECUTIVE COMPENSATION

In designing the executive compensation program, the Committee considers the following basic compensation components: annual cash compensation (base salary and annual bonuses) and long-term incentive opportunities.

ANNUAL CASH COMPENSATION

-  BASE SALARY

The base salary range for each executive officer is established by considering their position, the Company's assessment of the importance of the position to achieving the long-term performance objectives of the Company and the base salaries of executives in the Company's comparison group. An actual salary is then determined based on individual performance. As of 2000, the base salary for the CEO and each named executive officer remains comparable with the average base salaries of executive officers in similarly held positions in the Company's comparison group.

While the CEO's salary is periodically reviewed by the Committee and is consistent with the compensation philosophy, a significantly higher proportion of the CEO's total compensation is based on the achievement of corporate performance objectives designed to produce long-term growth in stockholder value.

-  ANNUAL BONUS AWARDS

The CEO, named executive officers, and other executives are eligible for annual cash bonuses pursuant to the Polaroid Incentive Plan for executives. The key factor for determining whether an award will be paid under this plan is Economic Value Added (EVA-Registered Trademark-). EVA-Registered Trademark- is a financial metric that is calculated using profits of the business less a charge for use of the capital employed to generate those profits. The
EVA-Registered Trademark- targets and thresholds are determined by the Board.

The bonus award pool is comprised of a corporate EVA-Registered Trademark-component and a business area (region or division) EVA-Registered Trademark-component. For the CEO and other executives who are not assigned to a specific business area, the bonus pool is determined based solely upon achieving a corporate target. In addition, an award may be increased or decreased based upon an executive's individual performance. The bonus opportunity for each named executive officer and the CEO was comparable with the bonus opportunity of executive officers in similarly held positions in the Company's comparison group. In 2000 the corporate thresholds were not met.

LONG-TERM INCENTIVES

The Company's long-term incentive programs are comprised of stock and performance awards. Pursuant to the 1993 Stock Incentive Plan, executives may receive common stock-based incentive awards as determined by the Committee. Stock-based awards provide incentives for executives to improve stockholder value. The Committee seeks to align the economic interests of senior management with the Company's stockholders by increasing the equity interests of its executives. Since the shares available under this plan expire as of May 2001, the Committee has recommended that the new Polaroid Stock Incentive Plan be adopted to provide 3 million shares in order to continue its stock-based awards.

For the named executive officers and CEO, the value of the Company's long-term incentives is comparable with those incentives for executives in similarly held positions in the Company's comparison group.

-  PERFORMANCE ACCELERATED RESTRICTED STOCK (PARS)

The long-term incentive award to executives this year was in the form of performance accelerated restricted stock awards (PARS). An award was made to executives and key employees in January. A special award was made to selected executives in July as part of a retention program. These performance-based restricted stock awards are subject to accelerated vesting of a portion of the award if the Company achieves predetermined levels of return on external operating profit during any year between 2000 and 2003. If the acceleration terms are not satisfied, awards will vest over a three-year period at the rate of one third each year. The Committee believes that these awards will

------------------------

EVA-Registered Trademark- is a registered trademark of Stern Stewart & Co.

encourage, motivate and retain selected senior corporate officers and create a stronger alliance between senior members of Polaroid and its stockholders.

-  STOCK OPTIONS

The Company issues options at fair market value on the date of grant, and the executive receives compensation from the grant only if the stock appreciates in value. During the past year this type of award was used primarily as part of hiring packages to key executives. The primary factors the Committee considers in making option awards are: (i) level of responsibility in the Company,
(ii) industry standards and norms as reflected in the practices of the Company's comparison group, (iii) the anticipated value of the executive's contributions to the long-term growth of the Company, and (iv) the size of the option pool. As part of a retention program, the Committee approved a program that provided executives and key employees with the ability to transfer outstanding options, all of which were not in the money, for restricted stock at a 5:1 ratio. In addition, supplemental restricted stock awards were made to certain executives and key employees. The restricted stock vests over the next two years. The impact of this change for the CEO and named executives is reflected in the Summary Compensation Table.

-  PERFORMANCE SHARE AWARDS

Additionally, officers and a limited number of senior executives are eligible to receive performance share awards. These awards are tied to the achievement of specific financial metrics critical to the long-term success of the Company. Performance is measured over a three-year period and is based on improvements in revenue and Return on Net Assets (RONA). No awards vest unless both threshold performance targets are reached. In making these grants to the select group of officers and senior executives, adjustments have been made to the size of their option awards to keep their overall long-term incentives in line with the Company's comparison group. Shares will not be issued pursuant to the awards that came due at the end of 2000 since the performance targets for 2000 were not met.

Other executive perquisites include the Executive Life Insurance Program and the Elective Deferred Compensation Plan.

OTHER MATTERS

The Committee has studied the provisions of Section 162(m) of the Code, which limits the deductibility of executive compensation in excess of $1 million per year. Future options granted under the Polaroid Stock Incentive Plan have been structured to be exempt from the deduction limit. The $1 million limit was not exceeded for the CEO.

CONCLUSION

The Committee believes that the current executive compensation program, which promotes rewards based on enhancement of stockholder value, will contribute to the Company's success.

Submitted by the Human Resources Committee:

    John W. Loose, Chairman
    Albin F. Moschner
    Dr. Ralph Z. Sorenson
    Bernee D. L. Strom
    Alfred M. Zeien

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to the CEO and the four other most highly compensated executive officers in 2000. 1998 Compensation has not been reported below for Ms. Lawrence, Mr. Jenkins and Mr. Shiers because they were not executive officers in 1998.

                                                     Annual Compensation                  Long-term Compensation
                                             -----------------------------------   -------------------------------------
                                                                                             Awards             Payouts
                                                                                   --------------------------   --------
                                                                       Other       Restricted
                                                                      Annual         Stock          Stock         LTIP
                                              Salary     Bonus     Compensation      Awards     Options/SARs    Payouts
Name and Position                   Year       ($)       ($)(1)       ($)(2)         ($)(3)        (#)(4)        ($)(5)
------------------------------------------------------------------------------------------------------------------------
G. T. DiCamillo                     2000     838,950    107,232             0      4,267,188             0      447,206
Chairman and Chief                  1999     785,010    795,000             0              0       295,000            0
Executive Officer                   1998     715,008          0             0              0       269,500            0
------------------------------------------------------------------------------------------------------------------------
J. G. Boynton                       2000     436,546     33,294             0        854,250             0       77,775
Executive Vice President            1999     386,543    400,000             0              0        80,000            0
Business Development                1998     249,041    225,000       120,159        186,900        75,000            0
and Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------
J. R. Jenkins                       2000     302,970     20,808         3,795        466,563             0       25,277
Senior Vice President               1999     242,885    175,000         4,560              0        20,000            0
Global Operations
------------------------------------------------------------------------------------------------------------------------
S. B. Lawrence                      2000     329,941          0         7,618        485,625             0       19,444
Senior Vice President               1999     249,357    160,000         7,618              0        30,000            0
Global Marketing
------------------------------------------------------------------------------------------------------------------------
I. J. Shiers                        2000     333,070          0       250,755        614,063             0       38,888
Executive Vice President            1999     213,871    133,425       187,990              0        30,000            0
Worldwide Sales
------------------------------------------------------------------------------------------------------------------------


                                       All
                                      Other
                                  Compensation
Name and Position                    ($)(6)
--------------------------------
G. T. DiCamillo                       61,155
Chairman and Chief                    61,946
Executive Officer                     52,981
--------------------------------
J. G. Boynton                         28,903
Executive Vice President              29,698
Business Development                  16,732
and Chief Financial Officer
--------------------------------
J. R. Jenkins                         18,357
Senior Vice President                 18,505
Global Operations
--------------------------------
S. B. Lawrence                        20,431
Senior Vice President                 18,740
Global Marketing
--------------------------------
I. J. Shiers                         245,772
Executive Vice President             170,033
Worldwide Sales
--------------------------------

(1) For 2000, amounts shown in this column represent retention compensation and are not part of the Executive Bonus Plan, which was zero.

(2) Amounts shown in this column for all years include dividend equivalents paid under the OCEP and the Polaroid Stock Incentive Plans to each named executive, except: for Ms. Boynton the amount in 1998 represents relocation expenses; for Mr. Shiers the amounts in 2000 represent: foreign living $97,649; foreign taxes $153,106; for Mr. Shiers the amounts in 1999 represent: perquisites $2,549; foreign living $75,254; foreign tax $110,186.

(3) For 2000 amounts include two Performance Accelerated Restricted Stock (PARS) awards, granted in January and July, which vest over three years and may be accelerated based on performance, as well as restricted stock awards granted in December, which vest equally over two years, and were granted in exchange for executive stock options. There is no beneficial ownership of any of these awards until vesting occurs. All grants are valued at the issue price on the date of grant as follows: for the January award, $19.0625 per share; for the July award, $18.0625 per share; for the December awards, $7.625 per share. For Ms. Boynton's vesting, see Employment Agreements section on page 25.

(4) For 1998, includes an award of 20,000 units received by Mr. DiCamillo under the Phantom Stock Plan, which vests at the rate of 25% over a period of four years beginning on October 27, 1998 and expires ten years from date of issue, assuming continued employment. The award, which is treated as the equivalent of a stock appreciation right for purposes hereof, provides a cash benefit equal to the incremental increase in stock price on the date Mr. DiCamillo elects to receive these units from the issue price of $24.69.

(5) Amounts include value of payout in March 2000 of 1997-1999 Performance Share Awards, valued at the issue price of $19.0625 per share.

(6) For all years, the amounts shown include the value of shares of common stock allocated in the Retirement Savings Plan (RSP) and amounts allocated to participants under the Elective Deferred Compensation Plan (EDCP).
    Mr. Shiers was employed by Polaroid subsidiaries and did not participate or receive any contributions to either of these plans. The value of the shares or units was calculated by using a year-end closing price of $5.8125 per share of common stock for 2000, $18.81 per share for 1999, and $18.69 per share for 1998. For 2000, the amounts represent $7,639 RSP and $53,516 EDCP for Mr. DiCamillo; $7,579 RSP and $21,324 EDCP for Ms. Boynton; $7,719 RSP and $10,638 EDCP for Mr. Jenkins; and $7,635 RSP and $12,795 EDCP for
    Ms. Lawrence. For 1999, the amounts represent $11,946 RSP and $50,000 EDCP for Mr. DiCamillo; $11,575 RSP and $18,123 EDCP for Ms. Boynton; $11,874 RSP and $6,631 EDCP for Mr. Jenkins; and $11,592 RSP and $7,149 EDCP for
    Ms. Lawrence. For 1998, the amounts represent $8,580 RSP and $44,401 EDCP for Mr. DiCamillo; and $9,609 RSP and $7,123 EDCP for Ms. Boynton.

    For 2000, the amounts for Mr. Shiers include the following: overseas relocation payments $131,876; relocation expenses $92,818; foreign pension benefit $19,883; medical $1,195. For 1999, the amounts include: relocation expenses $136,517; foreign pension benefit $29,300; and medical $4,216.

LONG-TERM INCENTIVE AWARDS
PERFORMANCE SHARES

                                                             Estimated Future Payouts (Shares)
                           Number of    Performance Period   ----------------------------------
Name                      Shares (1)       Until Payout      Threshold     Target     Maximum
-----------------------------------------------------------------------------------------------
G. T. DiCamillo              35,000        1999 - 2001         17,500      35,000      52,500
                             46,000        2000 - 2002         23,000      46,000      69,000
                            162,000        2001 - 2003         81,000     162,000     243,000
-----------------------------------------------------------------------------------------------
J. G. Boynton                13,000        1999 - 2001          6,500      13,000      19,500
                             10,000        2000 - 2002          5,000      10,000      15,000
                             32,000        2001 - 2003         16,000      32,000      48,000
-----------------------------------------------------------------------------------------------
J. R. Jenkins                 4,000        1999 - 2001          2,000       4,000       6,000
                              6,000        2000 - 2002          3,000       6,000       9,000
                             25,000        2001 - 2003         12,500      25,000      37,500
-----------------------------------------------------------------------------------------------
S. B. Lawrence                3,000        1999 - 2001          1,500       3,000       4,500
                              7,000        2000 - 2002          3,500       7,000      10,500
                             25,000        2001 - 2003         12,500      25,000      37,500
-----------------------------------------------------------------------------------------------
I. J. Shiers                  5,000        1999 - 2001          2,500       5,000       7,500
                              7,000        2000 - 2002          3,500       7,000      10,500
                             30,000        2001 - 2003         15,000      30,000      45,000
-----------------------------------------------------------------------------------------------

(1) Number of shares underlying the grant, assuming target is achieved. These awards are tied to the achievement of specific financial metrics critical to the long-term success of the Company. Performance is based on improvements in revenue growth and Return on Net Assets (RONA). No awards are granted unless both threshold performance targets are reached. In making these grants to the select group of officers and senior executives, adjustments have been made to the size of their option awards to keep their overall long-term incentives in line with the Company's comparison group.

PENSION PLAN

The Polaroid Pension Plan is a defined benefit plan qualified under the rules of the Code, which provides a pension benefit to all eligible employees, including officers. The Plan has a five-year vesting provision. To the extent that any participant's benefit exceeds limitations imposed by the Code, the excess benefits are paid out of unfunded supplementary funds. A cash balance formula is the primary manner for calculating the pension benefit. However, there is a ten-year transition benefit from January 1, 1998 through December 31, 2007 based upon the final average pay formula. A participant is eligible to receive this transition benefit if he or she was an active employee on January 1, 1998 with
(i) an age of at least 45 and fifteen years of service, or (ii) an age of at least 55 with at least five years of service and a combined age and service factor of at least 65. This is the formula that existed before the cash balance formula was implemented.

FORMULA SUMMARY. Effective January 1, 1998 the Polaroid Pension Plan was amended to include a cash balance feature for its U.S. employees. Under the cash balance feature, pension benefits for eligible employees are determined by multiplying the employee's eligible wages for the period by an annual earning rate of 4.5% for the first seven years of employment, 6% for the next eight years of employment, and 8% for all remaining years of employment. This benefit is credited quarterly by the Company and interest is also provided to the accrued benefit. At the participant's election, the accumulated vested account balance is payable in one lump sum or in a series of annuity payments. The opening account balance under the cash balance plan was determined by multiplying the participant's 1997 eligible compensation by the participant's applicable annual earning rate for each year of the participant's years of credited benefit accrual.

Eligible participants receive their pension under the formula that produces the greater benefit. Final average compensation is a participant's average annual compensation for the five consecutive highest compensation years in the participant's last ten years of employment. Based on that value and a social security offset, a formula produces an annual crediting amount which is multiplied by the participant's years of pension service to determine their annual age 65 pension. Transition benefits will be frozen as of December 31, 2007, which is the end of the ten-year transition period.

ESTIMATED BENEFIT. An estimated annual pension benefit, payable at age 65, using the cash balance formula and based on projected current compensation and continued employment for the named executives, is as follows: for Mr. DiCamillo $445,000; for Mr. Jenkins $118,000; for Ms. Lawrence $97,000; and for
Mr. Shiers $35,000. Pursuant to her contract, Ms. Boynton was paid a pension benefit of $638,031 from a nonqualified plan upon her resignation on January 26, 2001.

Mr. DiCamillo and Mr. Jenkins are eligible for the transition benefit. An estimated annual pension benefit payable at age 65 using the final average compensation formula before the deduction for social security and based on projected current compensation and continued employment is as follows: for Mr. DiCamillo $334,000, and for Mr. Jenkins $185,000. Credited benefit accrual as of December 31, 2000 for Mr. DiCamillo was 10 years, and for Mr. Jenkins was
28.25 years.

Under the terms of his employment agreement, Mr. DiCamillo is entitled to the greater of the benefit calculated under the final average pay formula (referred to as the transitional pension benefit) or the cash balance benefit as determined pursuant to the Company's pension plan. For purposes of both formulas, Mr. DiCamillo is credited with two years of benefit service for each of his first ten years of service. The transitional pension benefit is frozen at December 31, 2007 levels, at which time Mr. DiCamillo will have 22 years of credited service. Although the formula that produces the greater benefit for Mr. DiCamillo will depend on his pay increases, bonus history and retirement age, the projected age 65 benefit shown above based on current pay levels is greatest under the cash balance formula. For Mr. Jenkins, the greatest benefit is under the final average pay formula.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934--FORM 3 AND 4 REPORTING OBLIGATION

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, named officers and persons who beneficially own more than ten percent (10%) of any class of the Company's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership of the Company's equity securities. Ms. Sandra B. Lawrence, Senior Vice President Worldwide Marketing, inadvertently missed filing a Form 4 by the December 10, 2000 deadline. The Company believes that during 2000 all other Reporting Persons complied with their Section 16(a) filing obligations.

THE POLAROID EXTENDED SEVERANCE PLAN

The Extended Severance Plan is established for all employees of the Company who may be adversely affected following a change in control of the Company. The Extended Severance Plan becomes operative upon certain events effectively constituting a change in control of the Company. Such events (the date on which any such event occurs is referred to as a "Trigger Date" in this plan and "Change in Control" in the employment agreements referenced in the section below) include: (i) a change in control within the meaning of certain federal securities laws; (ii) a specified change in composition of the Company's Board of Directors within two years following the acquisition by a person or group (other than a subsidiary of the Company or an employee benefit plan of the Company or any of its subsidiaries) of 20% or more of the outstanding common stock; (iii) following such an acquisition of 20% or more of the outstanding common stock, a merger or consolidation involving the Company or a disposition by the Company and its subsidiaries of a major part of the assets of the Company and its subsidiaries;
(iv) the acquisition by a person or group (other than a subsidiary of the Company or an employee benefit plan of the Company or any of its subsidiaries) of 30% or more of the outstanding common stock; (v) the date stockholders approve either the liquidation of the Company or the disposition of substantially all its assets; or (vi) the date stockholders approve any merger or consolidation other than one in which at least 50% of the voting securities of the Company immediately prior thereto remain viable.

A participant in the Extended Severance Plan is entitled to receive a severance payment under the Extended Severance Plan. This payment will be made in lieu of a normal severance payment if, within two years of the Extended Severance Plan becoming operative, his or her employment is terminated for any reason by the Company, except for serious or willful misconduct, or if he or she voluntarily leaves the Company after the occurrence of certain defined events that adversely affect the participant. This severance payment will be the greater of (i) twice the highest amount provided under any Company layoff or severance plan;
(ii) one-twelfth of one month's Compensation (as defined) for each month of service; or (iii) six months Compensation. However, this severance payment may not exceed thirty months of Compensation. For purposes of the Extended Severance Plan, Compensation includes base pay, shift and overtime premiums and cash bonuses (except for payments under long-term incentive plans). A participant who receives a severance payment under the Extended Severance Plan has the right to continue to receive certain Company welfare benefits, such as medical, dental and life insurance coverage.

In addition to the above, the Company has also entered into a Change in Control Severance Agreement (the "Agreement") with all named executives. Under the terms of this Agreement, the severance protections contained therein apply only if:
(i) there is a Change in Control (as referenced in the Polaroid Extended Severance Plan section above); and (ii) an Executive is terminated without Cause or has a Constructive Termination (as each such term is defined) within two years following the Change in Control. The severance amount is equal to the greater of: (i) the amount that is provided for under the Extended Severance Plan; or (ii) two times the sum of their respective base salaries and annual target bonuses. The Agreements also provide for: (i) payment of a pro-rata bonus (based on the annual target bonus) for the year in which the termination of an Executive's employment occurs; (ii) a gross-up in the event any payments to the Executives are subject to the excise tax imposed by Section 4999 of the Code; and (iii) continuation of benefits (including additional pension benefit accruals) for the greater of twenty-four months or the protected period under the Extended Severance Plan.

EMPLOYMENT AGREEMENTS

The Company entered into a three-year contract with Mr. DiCamillo, Chief Executive Officer, beginning January 1, 2000. In addition to the normal benefits provided to any executive and the stock-based awards and pension benefits previously described, Mr. DiCamillo's contract provides: (i) if Mr. DiCamillo's employment is terminated without "Cause" or has a "Constructive Termination" (as each such term is defined), he will receive a severance package for a three-year period, equal to base pay, annual bonus based on actual Company performance, and other incremental benefits, and (ii) if there is a Change in Control and Mr. DiCamillo's employment terminates for any reason within eighteen months, a severance payment equal to three times the sum of his base salary and annual target bonus plus (a) payment of a pro-rata bonus for the year in which the termination of Mr. DiCamillo's employment occurs; (b) a gross-up in the event any payments are subject to the excise tax imposed by Section 4999 of the Code; and (c) other incremental benefits. For purposes of this contract, Change in Control has the same meaning as set forth above with one additional trigger. This new provision provides that the Change in Control is triggered the day that the Incumbent Board ceases for any reason to constitute at least a majority of the Board. Incumbent Board members are those members on the Board as of the effective date of this Agreement or who received at least 75% approval of such other Incumbent Board members.

The Company entered into a contract with Mr. Shiers, Executive Vice President, effective December 31, 2000. In addition to the normal benefits provided to any executive and the stock-based awards and pension benefits previously described, Mr. Shiers' contract provides: (i) a package associated with Mr. Shiers' relocation plus a $180,000 relocation award and a $70,000 contribution to the Elective Deferred Compensation Plan to be made in 2001, and (ii) if his employment is terminated without "Cause" or has a "Constructive Termination" (as each such term is defined), and upon the execution of a full and complete release, Mr. Shiers will receive a severance benefit for a two-year period, equal to base pay, annual bonus based on actual Company performance, two years medical, dental and life insurance; full vesting of all options with a two-year vesting period; a pro-rata distribution of all performance shares and restricted stock; and other incremental benefits.

On January 26, 2001, Ms. Boynton, former Executive Vice President Business Development and Chief Financial Officer, resigned from the Company. Pursuant to the terms of her contract, and upon the execution of a full and complete release, Ms. Boynton is entitled to receive: twenty-four months pay, annual bonus through the twenty-four month period based on actual performance of the Company; full vesting of all options and restricted stock; a pro-rata distribution of performance awards granted to her prior to her resignation; medical, dental, life, and disability insurance for a twenty-four month period; and other incremental benefits.

The Company has an arrangement with the other named executives that provides a severance benefit if such executive's employment should be terminated for any reason other than Cause and upon the execution of a full and complete release. The severance benefit is equal to: two years base pay; two years medical, dental and life insurance; a two-year period to exercise all vested options; a pro-rata distribution of all performance shares and restricted stock; and other incremental benefits.

ARRANGEMENTS WITH MANAGEMENT

On February 15, 2001 the Company entered into a securitized Promissory Note (the "Note") with Ian J. Shiers, Executive Vice President Worldwide Sales, for the sum of three hundred eighty thousand dollars ($380,000). The interest rate of the Note is six percent (6%) per annum. The entire outstanding principal and interest shall be paid on or before the date that is the earlier of
(a) January 31, 2005, or (b) the date that is six months after the date
Mr. Shiers' employment is terminated by the Company. The Note provides that as long as Mr. Shiers remains actively employed, the outstanding balance of the Note shall be reduced on a pro-rata basis annually over four years.

PERFORMANCE GRAPH

The following graph compares the Company's cumulative total stockholder return (including dividends) over the last five fiscal years with the S&P 500 Index and a peer group index comprised of the Fortune 500 Scientific, Photographic, and Control Equipment Index (for 2000: Applied Materials Inc., Beckman
Coulter Inc., Eastman Kodak Co., KLA-Tencor Corp., Minnesota, Mining & Manufacturing Co., PE Corp. Biosystems, PerkinElmer Inc., Polaroid Corp., Tektronix Inc., Teradyne Inc. and Varian Medical Systems Inc.).

                            COMPARISON OF FIVE-YEAR
                      CUMULATIVE TOTAL SHAREHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        POLAROID CORP.  S&P 500-TM-  FORTUNE 500 INDUSTRY GROUP
Dec-95            $100         $138                        $100
Dec-96             $93         $169                        $122
Dec-97            $106         $226                        $124
Dec-98             $41         $290                        $133
Dec-99             $43         $351                        $237
Dec-00             $14         $232                        $216

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 2002 Annual Meeting of Stockholders must be delivered to the Company's Corporate Secretary at the principal executive office 120 days before May 8, 2002 (January 6, 2002). Nominations to the Board of Directors by stockholders must be made in writing and in accordance with the information and timely notice requirements of the Company's by-laws, a copy of which may be obtained from the Secretary of the Company. In addition, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company not earlier than 60 nor later than 90 days in advance of the anniversary of the mail date of the prior year's proxy statement to be considered for the 2002 Annual Meeting of Stockholders.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, some officers and regular employees of the Company may solicit proxies personally or by telephone or by facsimile. The Company has engaged Georgeson & Co. Inc. to assist in proxy solicitation at a cost of $15,000 plus out-of-pocket expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company's common stock.

The Board of Directors does not know of any other business to be presented to the 2001 Annual Meeting of Stockholders. If any other matters are presented to the meeting, the persons named in the enclosed proxy have discretionary authority to vote and will vote all proxies with respect to such matters in accordance with their judgment.

By order of the Board of Directors,

/s/ Neal D. Goldman

Neal D. Goldman
Senior Vice President, General Counsel and Secretary

April 10, 2001

                     AMERICAN ACADEMY OF ARTS AND SCIENCES
                DRIVEWAY ENTRANCE: 200 BEACON STREET, SOMERVILLE

Parking is not available on the Academy grounds; however, for the Annual Meeting the Academy has arranged to have the "Parking Permit Only" restrictions waived on Scott, Bryant and Irving Streets surrounding the House. In addition, the "Two Hour Limit" restriction on Beacon Street (200 block), Somerville will also be waived for the Annual Meeting. The map shown below details the surrounding area and provides directions to the Academy from four well-known locations: Harvard, Porter, Inman and Kendall Squares.

                                     [MAP]

From HARVARD SQUARE: Take Massachusetts Avenue (north) from Harvard Square. After passing the Harvard Yard, bear right down through the underpass. Stay to the left, following signs for Kirkland Street. Turn left at the lights onto Quincy Street. Continue to the next set of lights and turn right onto Kirkland Street. Follow Kirkland four blocks. Turn left onto Irving Street. Bear right at the next intersection onto Scott Street. At the next corner is the pedestrian entrance to the Academy. Enter the Academy grounds by the gate; follow the pathway to the main entrance.

From PORTER SQUARE: Take Somerville Avenue (southeast) 1/4 mile to the blinking traffic light. Turn right over the bridge onto Beacon Street. Follow Beacon about 1/2 mile. Pass by the vehicle entrance to the Academy and continue to the second set of lights. Turn right on Kirkland Street. Take the first right onto Holden Street. Go two short blocks to the corner of Bryant and Scott Streets. Park and enter the Academy grounds by the gate; follow the pathway to the main entrance.

From KENDALL and INMAN SQUARES: From just north of Kendall Square, take Hampshire Street (northwest) about 1 mile to Inman Square. Continue straight through Inman Square onto Beacon Street. Go 1/2 mile to the lights at the first major intersection. Turn left onto Kirkland Street. Take the first right onto Holden Street. Go two short blocks to the corner of Bryant and Scott Streets. Park and enter the Academy grounds by the gate; follow the pathway to the main entrance.

                                                                       EXHIBIT A

                              POLAROID CORPORATION
                                    CHARTER
                                AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                            ------------------------

I.  MISSION

The mission of the Audit Committee is to assist the Board in fulfilling its responsibilities concerning corporate accounting and reporting practices, and to oversee internal and external systems for compliance with legal, ethical and corporate policy requirements. The Audit Committee monitors the adequacy and effectiveness of the internal and external audit functions, the system of internal accounting controls, financial accounting and reporting, and the adequacy and effectiveness of systems for ensuring compliance with federal, state, and local laws and regulations.

II. MEMBERSHIP

    1. The Committee shall consist of at least three (3) directors appointed by the Board.

    2. Each member of the Committee shall be an independent director free from any relationship that, in the Board's judgment, would interfere with the exercise of his or her judgment as a member of the Committee.

    3. At least one (1) member of the Committee shall have direct experience in finance or accounting.

    4. All members shall have literacy in basic accounting and finance principles.

III. MEETINGS

    1. The Committee shall meet a minimum of four (4) times per year and more frequently as circumstances require.

    2. The Committee may ask members of management and others to attend the meetings to provide pertinent information as necessary.

IV. RESPONSIBILITIES

    1.  RESPONSIBILITIES INVOLVING MANAGEMENT OR GENERAL PROCESS SHALL INCLUDE:

       (A) Review with management and/or Independent Auditors any matter of disagreement between management and Independent Auditors which is brought to the attention of the Committee;

       (B) Examine and consider such other matters in relation to the internal and external audits of the Company's accounts and in relation to corporate accounting and reporting matters as the Committee may, in its own discretion, determine to be desirable;

       (C) Review the plan and scope of the Company's system for ensuring compliance with federal, state, and local laws and regulations;

       (D) Examine and consider such other matters in relation to the Company's compliance system as the Committee may, in its own discretion, determine to be desirable;

       (E) Prepare the Committee's report for inclusion in the Company's proxy statements consistent with the requirements of the Securities and Exchange Commission ("SEC") and specifically those Statements on Auditing Standards required by the SEC;

       (F) Based upon reports submitted by management, Internal Auditor, Independent Auditors, and the Compliance Director,

             (i) assure completeness of coverage among these groups, reduction of redundant efforts and effective use of audit resources; and,

            (ii) determine the significant risks and exposures and assess the steps being taken to minimize such risk to the Company;

       (G) Regularly report the Committee's activities and actions to the Board, discuss significant developments and actions being taken and seek recommendations as deemed appropriate; and

       (H) Review and discuss the audited annual financial statements and any other reports or financial information submitted to any governmental body or to the public.

    2.  RESPONSIBILITIES INVOLVING INDEPENDENT AUDITORS SHALL BE TO:

       (A) Recommend to the Board of Directors the appointment of Independent Auditors, giving consideration to independence, effectiveness and cost;

       (B) Assure that the Independent Auditors are advised that they are accountable to the Board;

       (C) Require Independent Auditors to provide the written disclosures and letter required by ISB Standard No. 1 as modified, amended or supplemented, and review such disclosures with the Independent Auditors;

       (D) Review, in advance, the plan and scope of the annual audit by the Independent Auditors;

       (E) Review, in advance, the management advisory services to be performed by the Independent Auditors, considering among other things, the probable effect, if any, of such assignments on the independence needed in the audit;

       (F) Review management letter recommendations of the Independent Auditors resulting from audits and ascertain that appropriate actions have or will be taken by management;

       (G) Require that the Independent Auditor discuss with the Committee the quality of the Company's accounting principles, such discussion should involve management and include such matters as the consistency, clarity and completeness of accounting policies and disclosures;

       (H) Meet privately with the Independent Auditors to review their independence; and

       (I) Consistent with the requirements of the SEC, and specifically those Statements on Auditing Standards required by the SEC, have the Audit Committee review the Company's SEC Form 10-Q disclosures with financial management and the Independent Auditor prior to the disclosures being filed with the SEC.

    3.  RESPONSIBILITIES INVOLVING INTERNAL AUDIT SHALL BE TO:

       (A) Meet privately with executive in charge of Internal Audit to request his or her opinion on various matters, including the performance of the Independent Auditors;

       (B) Review the scope of the Internal Audit plan to be performed each year;

       (C) Review the highlights of significant Internal Audit findings and recommendations, and management's response thereto;

       (D) Review Internal Audit charter, budget and staffing;

       (E) Review and concur with the appointment, reassignment or replacement of the Director of Internal Audit; and

       (F) Confirm and assure the objectivity of the Internal Auditor.

    4.  RESPONSIBILITIES INVOLVING ETHICS AND LEGAL COMPLIANCE PROGRAM SHALL BE
       TO:

       (A) Review the highlights of significant findings and recommendations of the executive in charge of corporate compliance and management's response thereto;

       (B) Review and approve the Company's Code of Ethics; and

       (C) Meet privately with the executive in charge of corporate compliance to request his or her opinion on various matters including the adequacy and effectiveness of the Company's compliance systems.

The Committee shall also perform such additional actions as the Board deems appropriate.

ZPO22B                            DETACH HERE



                             POLAROID CORPORATION

                             EMPLOYEE BENEFIT PLAN
                              VOTING INSTRUCTIONS

To Plan Participants:

As a participant and a "named fiduciary" in the Polaroid benefit plan under which Polaroid common stock is held in trust, the Polaroid Retirement Savings Plan, you may instruct the Plan Trustee or Trustees to vote the stock allocated to your accounts in such Plan ("benefit stock") at the Company's 2001 Annual Meeting of Stockholders as you direct. For additional information on voting procedures, please refer to the booklet which accompanies this Voting Instructions card.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE OR VOTING ELECTRONICALLY VIA TELEPHONE OR THE INTERNET (SEE DETAILED INSTRUCTIONS ON REVERSE SIDE). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, YOU MAY DO SO BY VOTING ELECTRONICALLY VIA THE TELEPHONE OR THE INTERNET, OR BY SIGNING, DATING AND RETURNING THIS VOTING INSTRUCTIONS CARD, WITHOUT THE NECESSITY OF MARKING ANY BOXES. IF VOTING INSTRUCTIONS HAVE NOT BEEN RECEIVED, BENEFIT STOCK WILL BE VOTED IN THE SAME PROPORTION AS BENEFIT STOCK OF OTHER PARTICIPANTS IN THE PLAN FROM WHOM INSTRUCTIONS ARE RECEIVED. UNALLOCATED ESOP SHARES WILL BE VOTED IN THE SAME PROPORTION AS THE VOTING OF BENEFIT STOCK ALLOCATED TO ESOP PARTICIPANTS ACCOUNTS.

Election of Directors, Nominees:

(01) Gary T. DiCamillo, (02) Stephen A. Bernazzani, (03) Stephen P. Kaufman,
(04) John W. Loose, (05) Albin F. Moschner, (06) Alfred Poe, (07) Dr. Ralph
Z. Sorenson, (08) Carole F. St. Mark, (09) Bernee D. L. Strom, (10) Alfred M. Zeien.

-------------                                                    -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                             SIDE
-------------                                                    -------------

POLAROID CORPORATION

784 MEMORIAL DRIVE
CAMBRIDGE, MA 02139



-----------------                                          ----------------
VOTE BY TELEPHONE                                          VOTE BY INTERNET
-----------------                                          ----------------

It's fast, convenient, and immediate!                      It's fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone                       immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

------------------------------------------------          ----------------------------------------------
Follow these four easy steps:                             Follow these four easy steps:

 1. Read the accompanying Proxy Statement and              1. Read the accompanying Proxy Statement and
    Proxy Card.                                               Proxy Card.

 2. Call the toll-free number
    1-877-PRX-VOTE (1-877-779-8683).                       2. Go to the Website
                                                              http://www.eproxyvote.com/prd

 3. Enter your 14-digit Voter Control Number               3. Enter your 14-digit Voter Control Number
    located on your Proxy Card above your name.               located on your Proxy Card above your name.

 4. Follow the recorded instructions.                      4. Follow the instructions provided.
------------------------------------------------          ----------------------------------------------

Your vote is important!                                   Your vote is important!
Call 1-877-PRX-VOTE anytime!                              Go to http://www.eproxyvote.com/prd anytime!


   Do not return your Proxy Card if you are voting by Telephone or Internet



ZPO22A                            DETACH HERE

        PLEASE MARK
/ X /   VOTES AS IN
        THIS EXAMPLE


THESE INSTRUCTIONS WHEN PROPERLY EXECUTED WILL DIRECT THE VOTING OF YOUR BENEFIT STOCK IN THE MANNER YOU INDICATE, SUBJECT TO THE RESPONSIBILITIES OF THE PLAN TRUSTEE OR TRUSTEES. IF NO DIRECTION IS MADE, BENEFIT STOCK WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR ITEMS 2 AND 3.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.


                                                                                                   FOR     AGAINST   ABSTAIN
1. Election of Directors                                 2. Board Proposal to consider and act
   (see reverse)                                            upon the Polaroid Stock Incentive      /  /     /  /      /  /
                                                            Plan.
   FOR                          WITHHELD                 3. Board Proposal to ratify the
   ALL        /  /        /  /  FROM ALL                    appointment of independent public      /  /     /  /      /  /
   NOMINEES                     NOMINEES                    accountants.
                                                         4. In the discretion of the proxies appointed by the Plan Trustee or
   For, except vote withheld from the following             Trustees upon other matters as may properly come before the
   nominee(s):                                              meeting.

   _______________________________________________        If the corporation offers the capability to access the annual report and proxy statement electronically for the 2002 Annual Meeting,
                                                          please check the box at right if you would like to receive only a   /  /
                                                          proxy card with instructions detailing how to access this material electronically next year.

                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                       /  /

                                                          The signer revokes any voting instructions prior to this time.

                                                          NOTE: Please sign name exactly as it appears on this card.

Signature: ________________________  Date: _____________    Signature: ________________________  Date: _____________


ZPO11B                            DETACH HERE


                                     PROXY

                             POLAROID CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF THE COMPANY FOR ANNUAL MEETING, MAY 8, 2001


The undersigned hereby appoints Louise L. Cavanaugh and Neal D. Goldman, individually, with the power of substitution, proxies to represent the undersigned at the Annual Meeting of Stockholders of POLAROID CORPORATION to be held at the American Academy of Arts and Sciences, Cambridge, Massachusetts (entrance located at 200 Beacon Street, Somerville, Massachusetts), on Tuesday, May 8, 2001 at 3:00 p.m. on all matters coming before the meeting or any adjournment of the meeting.

STOCKHOLDERS ARE ENCOURAGED TO SPECIFY THEIR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, OR VOTING ELECTRONICALLY VIA TELEPHONE OR THE INTERNET (SEE DETAILED INSTRUCTIONS ON REVERSE SIDE.) TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS IT IS NOT NECESSARY TO MARK ANY BOXES. SHARES CANNOT BE VOTED UNLESS WE RECEIVE YOUR VOTING INSTRUCTIONS, EITHER ELECTRONICALLY VIA THE TELEPHONE OR THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD.

Election of Directors, Nominees:

(01) Gary T. DiCamillo, (02) Stephen A. Bernazzani, (03) Stephen P. Kaufman,
(04) John W. Loose, (05) Albin F. Moschner, (06) Alfred Poe, (07) Dr. Ralph
Z. Sorenson, (08) Carole F. St. Mark, (09) Bernee D. L. Strom, (10) Alfred M. Zeien.

-------------                                                    -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                             SIDE
-------------                                                    -------------

POLAROID CORPORATION

784 MEMORIAL DRIVE
CAMBRIDGE, MA 02139



-----------------                                          ----------------
VOTE BY TELEPHONE                                          VOTE BY INTERNET
-----------------                                          ----------------

It's fast, convenient, and immediate!                      It's fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone                       immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

------------------------------------------------          ----------------------------------------------
Follow these four easy steps:                             Follow these four easy steps:

 1. Read the accompanying Proxy Statement and              1. Read the accompanying Proxy Statement and
    Proxy Card.                                               Proxy Card.

 2. Call the toll-free number
    1-877-PRX-VOTE (1-877-779-8683).                       2. Go to the Website
                                                              http://www.eproxyvote.com/prd

 3. Enter your 14-digit Voter Control Number               3. Enter your 14-digit Voter Control Number
    located on your Proxy Card above your name.               located on your Proxy Card above your name.

 4. Follow the recorded instructions.                      4. Follow the instructions provided.
------------------------------------------------          ----------------------------------------------

Your vote is important!                                   Your vote is important!
Call 1-877-PRX-VOTE anytime!                              Go to http://www.eproxyvote.com/prd anytime!


   Do not return your Proxy Card if you are voting by Telephone or Internet



ZPO11A                            DETACH HERE

        PLEASE MARK
/ X /   VOTES AS IN
        THIS EXAMPLE


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR ITEMS 2 AND 3.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.


                                                                                                   FOR     AGAINST   ABSTAIN
1. Election of Directors                                 2. Board Proposal to consider and act
   (see reverse)                                            upon the Polaroid Stock Incentive      /  /     /  /      /  /
                                                            Plan.
   FOR                          WITHHELD                 3. Board Proposal to ratify the
   ALL        /  /        /  /  FROM ALL                    appointment of independent public      /  /     /  /      /  /
   NOMINEES                     NOMINEES                    accountants.
                                                         4. In their discretion, upon other matters as may properly come before
   For, except vote withheld from the following             the meeting.
   nominee(s):

   _______________________________________________        If the corporation offers the capability to access the annual report and proxy statement electronically for the 2002 Annual Meeting,
                                                          please check the box at right if you would like to receive only a   /  /
                                                          proxy card with instructions detailing how to access this material electronically next year.

                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                       /  /

                                                          The signer revokes the appointment of any other agent or proxy prior to this time.

                                                          NOTE: Please sign name exactly as it appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: ________________________  Date: _____________    Signature: ________________________  Date: _____________
